UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2016 (January 4, 2016)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8111 Smith’s Mill Road, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (614) 491-2225

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2016, Saed Mohseni began serving as Bob Evans Farms, Inc.’s (the “Company”) president and chief executive officer per the employment agreement with Mr. Mohseni dated November 14, 2015. On January 4, 2016, Mr. Mohseni was appointed as a member of the board of directors of the Company. On January 4, 2016, Mr. Mohseni was awarded restricted stock units made under the Company’s equity incentive program with a value of $350,000. The grant was made to compensate him for a portion of the value of his lost equity awards from his prior employer. The award is time-based and vests one third on each of the three anniversary dates from the date of grant.

Mr. Mohseni, age 53, has more than 30 years of management experience in the restaurant industry. He previously served as the chief executive officer and as a director of Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (“Bravo Brio”) and held the additional role of president from September 2009 to August 2014. He serves on the Board of Directors of Chuy’s Holding, Inc. (NASDAQ:CHUY).

Prior to joining Bravo Brio, Mr. Mohseni was the chief executive officer (January 2000-February 2007) and a director (2004-2007) of McCormick & Schmick’s Seafood Restaurants, Inc. Mr. Mohseni joined McCormick & Schmick’s in 1986 as a general manager. During his time at McCormick & Schmick’s, he also held the positions of Senior Manager (1988-1993), Vice President of Operations-California (1993-1997), and Senior Vice President of Operations (1997-1999). Mr. Mohseni attended Portland State University and University of Oregon and studied computer science and business.

There are no arrangements or understandings between Mr. Mohseni and any other person pursuant to which he was or is to be selected as an officer. There are no family relationships between Mr. Mohseni and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer and there are no related person transactions involving Mr. Mohseni and the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.

Date: January 6, 2016	By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Associate
General Counsel and Assistant Secretary